Exhibit 10.73
TRUIST

William H. Rogers, Jr.
Chairman and Chief Executive Officer

Truist Center
214 North Tryon Street Charlotte, North Carolina 1Z8202

November 13, 2024

Clarke R. Starnes III Chief Risk Officer
Truist Financial Corporation Truist Center
214 North Tryon Street Charlotte, North Carolina 28202

BY HAND DELIVERY

Re:    Transitional Assignment as Senior Advisor

Dear Clarke:

On behalf of the Board of Directors, I want to express our deep appreciation for your more than 40 years of service to Truist Financial Corporation and its subsidiaries and affiliates ("Truist") and, with the appointment of your successor as Chief Risk Officer ("CRO"), the commitment that you have demonstrated to our Purpose, Mission, and Values by accepting a transitional assignment as Senior Advisor. This letter memorializes the terms and conditions of that assignment.
Effective November 13, 2024 (the "Transition Date"), you will commence the transitional assignment as Senior Advisor reporting directly to the successor CRO, and without further action, your service as Vice Chair and CRO and in all officer, board, committee, and other positions within Truist will end. As Senior Advisor, you will fulfill the duties and responsibilities described in Section 6(b)(ii)(A) of Truist Financial Corporation's Amended and Restated Management Change of Control, Severance, and Noncompetition Plan (the "Severance Plan"), in each case, as requested from time to time by the CRO. You may work remotely, except when requested by the CRO to work onsite at Truist's headquarters in Charlotte, North Carolina.
From the Transition Date to the date when your employment terminates, you will (a) receive the same base salary, less taxes and withholdings, (b) remain eligible for the full-year discretionary 2024 cash incentive-compensation award under the Annual Incentive Performance ("AIP") program, less taxes and withholdings, commensurate with the positions of Vice Chair and CRO and the 2024 performance of Truist, the Risk Management Organization, and yourself as determined by the Compensation and Human Capital Committee in the ordinary course, (c) remain eligible for equivalent benefits and perquisites, including the broad-based benefits to which other active employees of Truist are eligible (such as the 401(k) savings program, medical-insurance coverage, and life-insurance coverage), (d) be subject to all of the same terms and conditions of employment to which other active employees of Truist are subject; and (e) not be eligible to receive (i) any incentive compensation for

TRUIST
Clarke R. Starnes III Chief Risk Officer
Truist Financial Corporation November 13, 2024

2025 performance under the AIP award program and (ii) any additional grants of equity, equity-based awards, long-term-incentive-plan ("LTIP") awards, or any other compensation under the Truist Financial Corporation 2022 Incentive Plan (the "2022 Incentive Plan").
Your employment with Truist will end on April 30, 2025 (the "Retirement Date"). If you remain employed through the Retirement Date, execute the required general release agreement on the Retirement Date and do not revoke it, and abide by the terms of this letter, the Severance Plan, and the Executive Severance and Noncompetition Agreement you signed in connection with your participation in the Severance Plan (the "Restrictive Covenant Agreement"), you will receive the amount specified in Section 5 of the Severance Plan, less taxes and withholdings, without any deduction for the amounts paid to you in clauses (a) through (c) (the "Final Payment"). The Final Payment will be made to you within thirty days after the Resignation Date, and taxes will be withheld at the supplemental withholding rate. You understand and agree that this letter reflects all of the amounts that you will be eligible to receive from and after the Transition Date, including under Section 6(b)(ii) of the Severance Plan or otherwise. Subject to the preceding conditions, you also will receive the Final Payment if your employment is terminated by Truist without Cause (as defined in the Severance Plan) before the Retirement Date. For clarity, you remain a Tier 1 Executive under the Severance Plan, and your Final Payment will be calculated using your 2024 base salary and AIP target.
The treatment of your outstanding equity, equity-based awards, and long-term-incentive-plan awards will be governed by the terms and conditions of the 2022 Incentive Plan and the associated award agreements. This letter does not affect any vested benefit that you may have as of the date when your employment terminates under any pension or other benefit plan, which will continue to be governed by the terms of the applicable plan.
You understand that, by countersigning this letter, you are making commitments for yourself and anyone acting on your behalf or in your place. You acknowledge that you are agreeing to these commitments in exchange for the consideration described in this letter, to which you would not otherwise be entitled. You understand that, if you violate the terms of this letter or the required general release agreement, you will not be entitled to and will be required to repay the amount described in clause (b) and the Final Payment, except to the extent that the forfeiture or repayment would violate applicable law.
This letter is governed by the laws of the State of North Carolina without giving effect to conflict-of-laws principles. This letter constitutes the entire agreement between you and Truist in connection with its subject matter and supersedes all previous agreements and understandings, whether written or oral, between you and Truist. This letter may not be changed except through a written amendment signed by Truist and you. You acknowledge that you are countersigning this letter on a knowing and voluntary basis, and by doing so, you acknowledge that you have read and understand its terms and that you have been advised to consider this letter carefully and to consult with an attorney about it and its binding effect on your rights. You further acknowledge, by

TRUIST
Clarke R. Starnes III Chief Risk Officer
Truist Financial Corporation November 13, 2024

countersigning this letter, that its terms are binding on you and your heirs, agents, executors, personal representatives, successors, and assigns.
If the terms and conditions of this letter are agreed, please countersign where indicated and return to Kim Moore-Wright.
With regards,

/s/ William H. Rogers, Jr.
William H. Rogers, Jr.
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:
/s/ Clarke R. Starnes III
Clarke R. Starnes III

Date: 11/13/2024